Exhibit 99.1

Bank of the James Announces First Quarter 2021

Financial Results and Declaration of Dividend

Asset Quality, Stable Commercial Lending, Strong Residential Mortgage Activity

LYNCHBURG, Va., April 23, 2021 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three month period ended March 31, 2021.

Net income for the three months ended March 31, 2021 was $1.84 million or $0.42 per diluted share, which was the highest quarterly earnings in Company history, compared with $995,000 or $0.23 per diluted share for the three months ended March 31, 2020.

Robert R. Chapman III, President and CEO, commented: “The Company delivered strong earnings in the first quarter by capitalizing on market opportunities, particularly in residential mortgage originations as well as commercial lending under the Payroll Protection Plan (PPP). We maximized the value of revenue generated through disciplined interest expense management and by maintaining a strong balance sheet and high loan quality. As in past quarters, brisk residential mortgage activity contributed significant fee income and gains from the sale of mortgages to noninterest income, and fee revenue from ongoing PPP lending and forgiveness made meaningful contributions to interest income.

“As pandemic conditions and economic uncertainties remain, we have continued our watchfulness, maintaining the strong cash position, liquidity and reserves built in 2020. We have continued to operate with a commitment to ensuring customer and employee health and safety. Technological capabilities and digital communications have enabled us to provide superior customer service and effectively manage operations.”

Highlights

•

Net income in the first quarter of 2021 was highlighted by noninterest income of $2.43 million, up 11% from $2.19 million in the first quarter of 2020, primarily reflecting mortgage loan processing fees and gains on the sale of originated residential mortgages to the secondary market, fees from electronic corporate treasury services, and mortgage loan processing.

•

Total interest income was $7.37 million in the first quarter of 2021 compared with $7.49 million a year earlier. Other than PPP lending, commercial lending demand remained flat, primarily reflecting the impact of the pandemic and economic conditions on commercial loan demand, and pressure on interest rates.

•

The Company lowered interest expense by 54% year-over-year, partially offsetting lower interest income and contributing to net interest income stability. For the three months ended March 31, 2021 net interest income was $6.75 million, up 10% from $6.14 million for the three months ended March 31, 2020.

•

Net interest income after the provision for loan losses increased to $6.7 million at March 31, 2021 compared with $5.2 million at March 31, 2020, reflecting lower year-over-year interest expense and no provision for loan losses in the first quarter of 2021.

•

Loans, net of the allowance for loan losses, were $606.5 million at March 31, 2021, compared with $601.9 million at December 31, 2020 and $570.7 million at March 31, 2020. Loan growth primarily reflected the addition of government-guaranteed PPP loans.

•

Asset quality remained sound with a 0.32% ratio of nonperforming loans to total loans, reflecting strong credit quality and fewer nonperforming loans. The allowance for loan losses to total loans was 1.16% at March 31, 2021 (approximately 1.25% excluding government-guaranteed PPP loans).

•

Total deposits increased to $801.2 million at March 31, 2021 from $765.0 million at December 31, 2020, reflecting continued core deposit growth (noninterest-bearing demand, NOW, savings and money market accounts) as customers maintained higher balances, attributable in part to government economic stimulus funds and additional PPP lending, and organic growth from increased retail and commercial deposit relationships.

•	Total stockholders’ equity was $65.3 million at March 31, 2021 compared with $63.3 million at March 31, 2020, and book value per share was $15.11 compared with $14.59 a year earlier.

•	On April 20, 2021 the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on June 4, 2021, to be paid on June 18, 2021.

•

During the first quarter of 2021, the Company’ repurchased 14,600 shares of its common stock under conditions the Company deemed favorable and in compliance with Rule 10b-18 of the Securities Exchange Act of 1934.

“While pandemic-related challenges and uncertainties have slowed normal business activity, we continue to position the Bank for an eventual return to normal activity. We have a strong loan pipeline in place. Meanwhile, we are strengthening commercial and retail banking relationships, providing treasury services to help customers efficiently manage their businesses, and providing service and capabilities that we expect will lead to long-term customer retention.

“Our investment group, retail mortgage team and commercial bankers continue to provide exceptional service and support to customers. Their dedication and commitment is the main reason Bank of the James has been able to post strong financial results and continue delivering value to shareholders. Although COVID-19 conditions have interrupted our employees’ usual enthusiastic personal charitable and volunteer support of civic and charitable organizations, the Company has maintained its financial support for community outreach organizations during difficult times. We are grateful for the services they provide.”

First 2021 Operational Review

Total interest income was $7.4 million in the first quarter of 2021 compared with $7.5 million a year earlier, primarily reflecting declines in commercial lending demand (exclusive of PPP lending) and continuing downward pressure on interest rates. The Company’s interest expense was $617,000 in the first quarter of 2021, down 54% from $1.4 million a year earlier as the Company’s higher-cost time deposits continued to roll off and lower-cost core deposits (noninterest-bearing demand, NOW, savings and money market accounts) continued to grow.

The Company trimmed rates on interest bearing liabilities to 0.39% in the first quarter of 2021, compared with 0.94% in the first quarter of 2020, and 0.55% in the fourth quarter of 2020. This decrease in rates paid on interest-bearing liabilities reflected the ongoing positive impact of reduced costs of time deposits and borrowings. In addition, in 2020 the Company took advantage of the lower rate environment to use the proceeds of a private placement of unregistered debt securities to retire existing, higher costing debt.

Net interest income was $6.7 million for the three months ended March 31, 2021 compared with $6.1 million at March 31, 2020. The Company had no provision for loan losses in the first quarter of 2021.The return on interest earning assets was 3.66% in the first quarter of 2021 compared with 4.43% a year earlier. The net interest margin was 3.35% for the quarter ended March 31, 2021 and the interest spread was 3.27% compared with 3.63% and 3.49%, respectively, a year earlier.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We continue to address the challenges of a low interest rate environment, which has put pressure on yields from interest earning assets, including loans and investments. Although the substantial number of PPP loans we have made carry low rates, accreting some of the PPP fees into interest income has provided support for interest income.

“Disciplined management of interest expense on deposits, no brokered borrowings, and strong loan quality leading to no loan loss provision in the first quarter of 2021 contributed to a year-over-year growth in net interest income after provision for loan losses.” In the coming quarters, the Company anticipates additional accretion of fees related to PPP loans as loans are forgiven or repaid. Scruggs noted in the near term these fees should have a positive impact on the margin.

In the first quarter of 2021, noninterest income, including gains from the sale of residential mortgages to the secondary market and income from the Bank’s line of treasury management services for commercial customers, was $2.4 million compared with $2.2 million in the first quarter of 2020. Strong residential mortgage originations generated $1.8 million in gains from the sale of loans held-for-sale in the first quarter of 2021 compared with $1.2 million in the first quarter of 2020.

Noninterest expense for the three months ended March 31, 2021 increased compared with a year earlier, primarily reflecting increased personnel expenses that included performance-based compensation for residential mortgage production and employee work on PPP loans.

For the three months ended March 31, 2021, Return on Average Assets (ROAA) was 0.85% compared with 0.54% a year earlier, primarily reflecting asset growth and increased earnings. Return on Average Equity (ROAE) increased to 11.49% compared with 6.52% a year earlier. The Company’s efficiency ratio was stable at 75.03% in the three months ended March 31, 2021 compared with 74.47% in the prior year, reflecting a continued companywide focus on operating expense management and increased digital operations.

Balance Sheet Review: Loan Quality, Maintaining Liquidity, Strong Reserving

Total assets were $886.4 million at March 31, 2021 compared with $851.4 million at December 31, 2020 and $746.1 million at March 31, 2020. Asset growth primarily reflected increased loans, net of allowance for loan losses, driven by PPP loans. Compared with totals at December 31, 2020, loans held-for-sale declined while cash reserves and securities available-for-sale increased. The Company continued to maintain higher levels of cash and liquid assets consistent with economic conditions and the potential impact of COVID-19 on customers.

Loans, net of allowance for loan losses of $7.1 million, were $606.5 million at March 31, 2021 compared with loans, net of allowance for loan losses of $7.2 million, of $602.0 million at December 31, 2020 and $570.7 million at March 31, 2020.

Commercial loans were $155.2 million at March 31, 2021 compared with $115.5 million at March 31, 2020, with growth primarily reflecting the addition of PPP loans. Slower business activity and conservative borrowing during the pandemic has depressed commercial lending. Although the Company has approved and closed new commercial loans, activity has not been at a sufficient pace to offset payoffs and normal amortization. Management noted some businesses have used higher cash reserves to pay down lines of credit balances.

Commercial real estate lending remained relatively stable year-over-year. At March 31, 2021, commercial mortgages-owner occupied were $109.7 million compared with $103.4 million a year earlier, while commercial mortgages-non-owner occupied were $170.5 million at March 31, 2021 compared with $182.5 million a year earlier. Commercial construction loans continued to demonstrate strength, rising to $31.7 million at March 31, 2021 from $16.7 million a year earlier.

Consumer loans were relatively stable year-over-year. Retained residential mortgage totals declined to $42.9 million at March 31, 2021 from $53.0 million at March 31, 2020, reflecting the Company’s ongoing practice of selling originated residential mortgages to the secondary market and judicious management of retained mortgage loans. Residential construction loans were flat year-over-year.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.32% at March 31, 2021 compared with 0.34% at December 31, 2020. The allowance for loan losses to total loans was 1.16% (approximately 1.25%, excluding guaranteed PPP loans) at March 31, 2021 and 0.95% at March 31, 2020. Total nonperforming loans were $2.0 million at March 31, 2021 compared with $2.1 million at December 31, 2020. Other real estate owned declined to $761,000 at March 31, 2021 compared with $1.1 million at December 31, 2020.

Chapman noted that while asset quality has been strong and nonperforming loans to total loans ratios have been low during the past year, the Company’s allowance for loan losses has remained at a level that is reflective of management’s estimate of probable losses inherent in the portfolio, which is primarily attributable to the economic uncertainties arising from the ongoing COVID-19 pandemic.

Total deposits at March 31, 2021 were $801.2 million, compared with $765.0 million at December 31, 2020 and $668.3 million at March 31, 2020. As in the past several quarters, increased demand deposits accounted for the growth, in part due to increased balances held by businesses and organic growth in the Bank’s markets. Time deposits declined during the quarter as the Bank continued to allow higher interest time deposits to roll off. Core deposits (noninterest bearing demand, NOW, money market and savings) were approximately 80% of total deposits at March 31, 2021.

The Company measures of shareholder value included total stockholder’s equity of $65.3 million at March 31, 2021, compared with $63.3 million at March 31, 2020, retained earnings of $26.2 million and book value per share of $15.11, down $0.27 from December 31, 2020 and up considerably compared with $14.59 per share at March 31, 2020. Strong quarterly earnings enabled the Company to repurchase 14,600 shares under its stock repurchase plan, and pay a $0.07 dividend per share. The Company intends to continue to take advantage of opportunities to repurchase shares at or below book value.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2021	Three months ending Mar 31, 2020	Change
Interest income	$7,365	$7,488	-1.64%
Interest expense	617	1,352	-54.36%
Net interest income	6,748	6,136	9.97%
Provision for loan losses	—	888	-100.00%
Noninterest income	2,434	2,186	11.34%
Noninterest expense	6,889	6,197	11.17%
Income taxes	458	242	89.26%
Net income	1,835	995	84.42%
Weighted average shares outstanding - basic	4,333,274	4,348,040	(14,766)
Weighted average shares outstanding - diluted	4,333,274	4,348,040	(14,766)
Basic net income per share	$0.42	$0.23	$0.19
Fully diluted net income per share	$0.42	$0.23	$0.19

Balance Sheet at period end:	Mar 31, 2021	Dec 31, 2020	Change	Mar 31, 2020	Dec 31, 2019	Change
Loans, net	$606,485	$601,934	0.76%	$570,659	$573,274	-0.46%
Loans held for sale	4,150	7,102	-41.57%	6,134	4,221	45.32%
Total securities	103,499	93,856	10.27%	58,675	63,343	-7.37%
Total deposits	801,190	764,967	4.74%	668,270	649,459	2.90%
Stockholders’ equity	65,334	66,732	-2.09%	63,328	61,445	3.06%
Total assets	886,360	851,386	4.11%	746,055	725,394	2.85%
Shares outstanding	4,324,836	4,339,436	(14,600)	4,339,436	4,357,436	(18,000)
Book value per share	$15.11	$15.38	$(0.27)	$14.59	$14.10	$0.49

Daily averages:	Three months ending Mar 31, 2021	Three months ending Mar 31, 2020	Change
Loans, net	$604,264	$574,185	5.24%
Loans held for sale	6,158	3,653	68.57%
Total securities	96,246	55,962	71.98%
Total deposits	788,308	659,863	19.47%
Stockholders’ equity	64,794	61,243	5.80%
Interest earning assets	816,611	677,505	20.53%
Interest bearing liabilities	643,736	574,060	12.14%
Total assets	873,358	735,759	18.70%

Financial Ratios:	Three months ending Mar 31, 2021	Three months ending Mar 31, 2020	Change
Return on average assets	0.85%	0.54%	0.31
Return on average equity	11.49%	6.52%	4.97
Net interest margin	3.35%	3.63%	(0.31)
Efficiency ratio	75.03%	74.47%	0.56
Average equity to average assets	7.42%	8.32%	(0.90)

Allowance for loan losses:	Three months ending Mar 31, 2021	Three months ending Mar 31, 2020	Change
Beginning balance	$7,156	$4,829	48.19%
Provision for losses	—	888	-100.00%
Charge-offs	(64)	(260)	-75.38%
Recoveries	14	17	-17.65%
Ending balance	7,106	5,474	29.81%

Nonperforming assets:	Mar 31, 2021	Dec 31, 2020	Change	Mar 31, 2020	Dec 31, 2019	Change
Total nonperforming loans	$1,963	$2,064	-4.89%	$1,454	$1,301	11.76%
Other real estate owned	761	1,105	-31.13%	1,761	2,339	-24.71%
Total nonperforming assets	2,724	3,169	-14.04%	3,215	3,640	-11.68%
Troubled debt restructurings - (performing portion)	384	392	-2.04%	409	410	-0.24%

Asset quality ratios:	Mar 31, 2021	Dec 31, 2020	Change	Mar 31, 2020	Dec 31, 2019	Change
Nonperforming loans to total loans	0.32%	0.34%	(0.02)	0.25%	0.23%	0.02
Allowance for loan losses to total loans	1.16%	1.17%	(0.01)	0.95%	0.84%	0.11
Allowance for loan losses to nonperforming loans	362.00%	346.71%	15.29	376.48%	371.18%	5.30

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2021	12/31/2020
Cash and due from banks	$33,725	$31,683
Federal funds sold	90,325	69,203

Total cash and cash equivalents	124,050	100,886

Securities held-to-maturity (fair value of $3,948 in 2021 and $4,192 in 2020)	3,667	3,671
Securities available-for-sale, at fair value	99,832	90,185
Restricted stock, at cost	1,551	1,551
Loans, net of allowance for loan losses of $7,106 in 2021 and $7,156 in 2020	606,485	601,934
Loans held for sale	4,150	7,102
Premises and equipment, net	16,925	16,621
Software, net	303	361
Interest receivable	2,256	2,350
Cash value - bank owned life insurance	16,453	16,355
Other real estate owned	761	1,105
Other assets	9,927	9,265

Total assets	$886,360	$851,386

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	158,469	143,345
NOW, money market and savings	497,191	463,506
Time	145,530	158,116

Total deposits	801,190	764,967
Capital notes	10,029	10,027
Interest payable	64	85
Other liabilities	9,743	9,575

Total liabilities	$821,026	$784,654

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,324,836 and 4,339,436 as of March 31, 2021 and December 31, 2020	9,255	9,286
Additional paid-in-capital	30,808	30,989
Accumulated other comprehensive (loss) income	(925)	1,792
Retained earnings	26,196	24,665

Total stockholders’ equity	$65,334	$66,732

Total liabilities and stockholders’ equity	$886,360	$851,386

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
Interest Income	2021	2020
Loans	$6,860	$7,005
Securities
US Government and agency obligations	191	187
Mortgage backed securities	77	59
Municipals	153	75
Dividends	6	9
Other (Corporates)	50	23
Interest bearing deposits	14	64
Federal Funds sold	14	66

Total interest income	7,365	7,488

Interest Expense
Deposits
NOW, money market savings	135	326
Time Deposits	373	897
Finance leases	27	30
Brokered time deposits	—	49
Capital notes	82	50

Total interest expense	617	1,352

Net interest income	6,748	6,136
Provision for loan losses	—	888

Net interest income after provision for loan losses	6,748	5,248

Noninterest income
Gains on sale of loans held for sale	1,774	1,177
Service charges, fees and commissions	554	488
Life insurance income	98	78
Other	8	12
Gain (loss) on sales of available-for-sale securities	—	431

Total noninterest income	2,434	2,186

Noninterest expenses
Salaries and employee benefits	3,732	3,354
Occupancy	428	436
Equipment	626	609
Supplies	118	127
Professional, data processing, and other outside expense	914	924

Marketing	273	136
Credit expense	276	196
Other real estate expenses	66	99
FDIC insurance expense	165	57
Other	291	259

Total noninterest expenses	6,889	6,197

Income before income taxes	2,293	1,237
Income tax expense	458	242

Net Income	$1,835	$995

Weighted average shares outstanding - basic	4,333,274	4,348,040

Weighted average shares outstanding - diluted	4,333,274	4,348,040

Net income per common share - basic	$0.42	$0.23

Net income per common share - diluted	$0.42	$0.23